EXHIBIT 2.3

SUBLEASE

        THIS SUBLEASE is made as of September 24, 2002, by and between APPLIED FILMS CORPORATION, a Colorado corporation, with offices at 9586 I-25 Frontage Road, Suite 200, Longmont, Colorado 80504 (“Sublandlord”) and INFORMATION PRODUCTS LONGMONT, INC., a Colorado corporation, with offices at 9586 I-25 Frontage Road, Suite 100, Longmont, Colorado 80504 (“Subtenant”).

RECITALS

        A. Pursuant to a Lease dated January 30, 1998 (the “Master Lease”), and attached hereto as Exhibit A, Sublandlord, as tenant, leased from 9586 I-25 East Frontage Road Longmont, CO 80504 L.L.C., a Delaware limited liability company (“Master Landlord”), as landlord, premises commonly known as 9586 I-25 East Frontage Road, Longmont, Colorado 80504, as more particularly described in the Lease (the “Facility”).

         B. The Master Lease commenced January 30, 1998, and is scheduled to expire at midnight on January 31, 2013. Sublandlord has two (2) renewal options of five (5) years each.

         C. Sublandlord and Subtenant have entered into that certain Asset Purchase Agreement dated September 24, 2002, for certain assets located in a portion of the Facility.

         D. Subtenant desires to sublease a portion of Sublandlord's space in the Facility on the terms set forth in this Sublease.

        ACCORDINGLY, in consideration of the mutual covenants set forth in this Sublease, the parties agree as follows:

        1. Premises. Sublandlord leases to Subtenant and Subtenant leases from Sublandlord the portion of the Facility shown on attached Exhibit B (the “Premises”). For purposes of this Sublease, the Premises shall be deemed to include approximately Forty Thousand Four Hundred Thirty-One (40,431) square feet and “Subtenant’s Pro Rata Share” shall initially be equal to Thirty-One and 38/100ths percent (31.38%) and shall increase to reflect any additional square footage subleased by Subtenant at the Facility in the future. The Premises includes its own entrance and restrooms. The Premises includes only those areas within the perimeter of Subtenant’s portion of the Facility as shown on Exhibit B and does not include the use of any of Sublandlord’s restrooms, hallways, lobbies, break room, cafeteria or other areas outside of the perimeter shown on Exhibit B. The Premises shall include ten (10) parking spaces on the west side of the Facility and available parking on the south side of the Facility which shall be shared in common with Sublandlord. Sublandlord will cooperate with Subtenant to physically partition the perimeter of the Premises and move any office-space cubicles purchased as part of the Business (as defined in the Asset Purchase Agreement executed simultaneously with this Sublease) into the Premises at Sublandlord’s expense. Sublandlord also agrees to pay for rewiring of the Premises to suit the Subtenant’s operation of the Business in an amount not to exceed Five Thousand and No/100 Dollars ($5,000.00). Sublandlord shall promptly commence and diligently proceed to perform its work in a good and workmanlike manner, free of mechanics liens, and substantially in accordance with the plans, specifications and applicable laws and ordinances. For a period of sixty (60) days after execution of this Sublease, Sublandlord shall provide appropriate access to Subtenant until arrangements are completed for the separate entrance and partitions.

         2. Compliance with Master Lease. Subtenant leases the Premises from Sublandlord subject to the terms, covenants and conditions contained in the Master Lease, except as modified by this Sublease, including the following changes:

        (a) The following sections and paragraphs in the Master Lease are deleted in their entirety: Section 1 (The Premises); Section 2 (Term), paragraphs (a) (Generally) and (b) (Possession; Construction); Section 3 (Rent), paragraphs (a) (Basic Rent), (b) (Increases in Base Rent) and (c) (Operating Costs and Taxes); Section 6 (Maintenance of the Premises); Section 11 (Insurance), subparagraphs (a)(ii), (a)(iv) and (a)(v); Section 12 (Services and Utilities); Section 20 (Purchase Option); Section 21 (Renewal Option); and Section 22 (Miscellaneous), paragraphs (c) (Brokers), (f) (Liability), (l) (Financial Statements), (p) (Rezoning of Easement Area) and (q) (Termination of Original Lease);

        (b) The addresses set forth in Section 3 (Rent), paragraph (e) (Demand; Time; Place) and Section 22 (Miscellaneous), paragraph (g) (Bills and Notices) are deleted and replaced with the addresses set forth in the first paragraph of this Sublease; and

        (c) The amount of the Security Deposit set forth in Section 18 (Security Deposit) is deleted and replaced with Twenty Thousand Seven Hundred Twenty and 89/100 Dollars ($20,720.89).

        Subtenant covenants that it shall perform and observe all of the terms and covenants of the Master Lease and this Sublease and that it shall do nothing to create a breach on the part of Sublandlord of any of the terms or covenants of the Master Lease. Except where inconsistent with this Sublease, wherever the word “Landlord” appears in the Master Lease, the word “Sublandlord” shall be substituted; wherever the word “Tenant” appears in the Master Lease, the word “Subtenant shall be substituted; and wherever the word “Lease” appears in the Master Lease, the word “Sublease” shall be substituted; provided however, wherever the Master Lease imposes a duty or affirmative obligation on Lessor, the duty of Sublandlord under this Sublease shall be limited solely to requesting, using Sublandlord’s reasonable efforts to cause, and cooperating to permit Subtenant to take action to cause, the Master Landlord to perform such duty or undertake such obligation, including, but not limited to, the obligation to pay taxes, maintain insurance and perform repairs or replacements.

        3. Term. The term of this Sublease (the “Term”) shall begin on September 24, 2002 (the “Commencement Date”) and shall terminate March 31, 2005. Subtenant shall have the option to renew the Term of this Sublease for additional periods of one year each commencing at the expiration of the initial Term and continuing until the expiration of the Master Lease or termination of the Master Lease as permitted in the succeeding sentence. This Sublease shall terminate early if the Master Lease terminates for any reason, including: (a) Sublandlord’s decision not to exercise a renewal period under the Master Lease, (b) the exercise by Sublandlord of its purchase option with respect to the Facility, (c) an agreement between Master Landlord and Sublandlord to terminate the Master Lease, or (d) any other early termination of the Master Lease. Any termination of this Sublease by reason of a termination of the Master Lease shall not be effective until the end of the initial or then current renewal Term of this Sublease; provided, however, that if the termination occurs at a time when less than one hundred eighty (180), but at least sixty (60), days remain prior to the then scheduled expiration date of the Sublease, Subtenant may, by written notice to Sublandlord given at least sixty (60) days prior to the expiration of the original or renewal term of the Sublease, elect to extend the Term of the Sublease to permit Subtenant up to six (6) months in the Premises prior to surrender. Sublandlord shall promptly give Subtenant written notice of nonrenewal, or any event giving rise termination, of the Master Lease. In any of those events, there will be no renewal period beginning after the date of expiration or termination of the Master Lease. Subtenant may not exercise any renewal periods if at the time of such exercise there exists an Event of Default by Subtenant under this Sublease. In no event shall Sublandlord be obligated to exercise any renewal or purchase option under the Master Lease. Each renewal shall be on the same terms and conditions as contained in this Sublease. Subtenant shall notify Tenant in writing of its intention to renew the Term of this Sublease at least sixty (60) days prior to the expiration of the original or renewal term. Notwithstanding anything else to the contrary set forth in this Section, this Section only governs the relationship between Sublandlord and Subtenant, and shall not be deemed to modify or limit the rights and remedies of Master Landlord under the Master Lease, or to obligate Master Landlord to comply with any of the notice periods set forth in this Section.

         4. Rent.

        (a) Subtenant agrees to pay Sublandlord as basic rent for the Premises (“Basic Rent”) as follows: during the initial Term and any renewal Term annual rent of Six and 15/100 Dollars ($6.15) per square foot, equal to Two Hundred Forty-Eight Thousand Six Hundred Fifty and 65/100 Dollars ($248,650.65) annually, payable in equal monthly installments of Twenty Thousand Seven Hundred Twenty and 89/100 Dollars ($20,720.89) on the first day of every calendar month during the Term of this Sublease. If the Term of this Sublease begins on a date other than on the first day of a month, Basic Rent from such date until the first day of the following month shall be prorated at the rate of one-thirtieth (1/30th) of the monthly installment of Basic Rent for each day, payable in advance.

        (b) As additional rent, Subtenant shall also pay to Sublandlord, at the same time Subtenant pays Basic Rent, Subtenant’s Pro Rata Share of Operating Costs (as defined below). Such payments shall be based on amounts estimated by Sublandlord in writing to be one-twelfth (1/12th) of Subtenant’s Pro Rata Share of Operating Costs for the current calendar year. Sublandlord may, based upon reasonably anticipated costs, adjust such amount at any time by a written notice to Subtenant.

        (c) Sublandlord shall send Subtenant a statement within sixty (60) days following the end of each Lease Year (“Annual Statement”) showing (i) Operating Costs, (ii) the amount of Subtenant’s Pro Rata Share of them, and (iii) the total monthly payments made by Subtenant toward Subtenant’s Pro Rata Share of them, all for the past Lease Year. If Subtenant’s total monthly payments toward Operating Costs for such Lease Year are greater than Subtenant’s Pro Rata Share of them, Sublandlord shall promptly pay Subtenant the difference. If Subtenant’s total monthly payments toward Operating Costs are less than Subtenant’s Pro Rata Share of them, Subtenant shall promptly pay Sublandlord the difference.

        (d) Sublandlord shall make its records relating to Operating Costs available for Subtenant’s inspection within thirty (30) days after receiving a written request from Subtenant with such request being made no later than ninety (90) days following Subtenant’s receipt of the Annual Statement.

        (e) “Operating Costs” means all of Sublandlord’s costs of insuring and paying property taxes and unmetered utility and security costs with respect to the Facility under Sections 3(c)(ii), and 11(a)(ii), (iv) and (v) of the Master Lease and the General Maintenance Costs (as defined in Section 10 below). “Operating Costs” shall not include: (i) expenses which are peculiar to Sublandlord’s and Subtenant’s respective businesses or operations at the Facility; (ii) personal property taxes attributable to personal property owned and used solely by Sublandlord or Subtenant; (iii) basic rent payable by Sublandlord under the Lease; (iv) costs of insurance maintained by Sublandlord under Section 11(a)(ii) of the Master Lease with respect to the fixtures, equipment, furniture and other personal property of Sublandlord; and (v) the cost of any repairs or replacements occasioned by the negligence or willful acts of Sublandlord, its agents, employees, invitees or licenses. Operating Costs for any partial Lease Year shall be prorated to the termination date of the Sublease. Operating Costs that were paid by Seller in advance or will be paid by Seller in arrears and pertain to periods prior to the Commencement Date shall be prorated to the Commencement Date and paid or credited, as appropriate, to Sublandlord or Subtenant. For example, insurance premiums included in Operating Costs and paid in advance by Sublandlord for a period extending after the Commencement Date shall be prorated to the Commencement Date, and Subtenant shall pay to Sublandlord Subtenant’s Pro Rata Share of the prepaid insurance premiums applying to periods during the Term.

        (f) Subtenant’s security deposit of Twenty Thousand Seven Hundred Twenty and 89/100 Dollars ($20,720.89) shall be paid to Sublandlord upon execution of this Sublease and shall be subject to the terms of Section 18 of the Master Lease.

        5. Master Lease. Sublandlord’s interest in the Premises is subject to the terms of the Master Lease. Sublandlord represents, warrants and agrees that: (a) attached to this Sublease as Exhibit A is a true, correct and complete copy of the Master Lease; (b) Sublandlord has good and marketable title to the tenant’s interest under Master Lease; (c) no default exists under the Master Lease that has not been cured and no event has occurred under the Master Lease that upon the giving of notice and/or the passage of applicable grace periods would constitute a default under the Master Lease; and (d) Sublandlord has performed and, subject to Section 3 above, shall continue to perform all of its obligations as tenant under the Master Lease, in accordance with the terms and conditions of the Master Lease. In no event shall Sublandlord be obligated to exercise any renewal or purchase option under the Master Lease.

        6. Use of Facility Other Than Premises. Sublandlord covenants that neither it nor any subtenant or occupant of the Facility (other than Subtenant) shall use the Facility for purposes of operating any business that would negatively impact the operations or business of Subtenant in the Facility. Prior to subleasing or granting occupancy rights in any portion of the Facility to any person other than Subtenant, and to the extent Subtenant is then operating the Business, Sublandlord shall obtain Subtenant’s prior written consent to the proposed use. Such consent shall not be unreasonably withheld, and Sublandlord shall include in the agreement governing the subtenancy or occupancy a provision limiting it to the use approved by Subtenant. Subtenant will have been deemed to approve such subleasing or granting of occupancy rights if Subtenant does not notify Sublandlord of its refusal to consent within five (5) business days of Sublandlord’s giving Subtenant notice of its intent to sublease or grant occupancy rights.

        7. Right of First Refusal. Sublandlord grants to Subtenant a right of first refusal with respect to Sublandlord’s assignment or sublease of space in the Facility (“Surplus Space”). If Sublandlord receives a bona fide offer to lease Surplus Space, Sublandlord shall give notice (“Rental Notice”) of such offer to Subtenant, accompanied by a written statement of the terms under which Sublandlord plans to assign or sublease the Surplus Space. Subtenant shall have five (5) business days after its receipt of the Rental Notice to notify Sublandlord that Subtenant will take all (but not less than all) of the Surplus Space on the terms set forth in the Rental Notice. If Subtenant fails to timely so notify Sublandlord within the five (5) business day period, then Sublandlord may proceed to lease the Surplus Space, but Sublandlord must again offer Subtenant a right of first refusal if the terms of the proposed assignment or sublease are thereafter materially altered to the tenant’s benefit. If Subtenant exercises its right of first refusal, then Sublandlord and Subtenant shall take the Surplus Space on the terms set forth in the Rental Notice. If Sublandlord assigns or subleases the Surplus Space, and it later becomes available again during the Term, as it may have been renewed, the Surplus Space shall again become subject to the right of first refusal granted in this Section.

        8. Lease Option. Sublandlord grants to Subtenant an option to lease additional space in the Facility more commonly known as the System 9 area and adjacent offices, designated by double crosshatching on the attached Exhibit B (“Option Space”), subject to all required notices and consents set forth in the Master Lease. Subtenant may exercise its option for the Option Space at any time prior to ninety (90) days prior to the first anniversary of the date of this Sublease, with the lease for the Option Space commencing the earlier to occur of (i) use or occupancy of the Option Space by Subtenant; or (ii) ninety (90) days following written notice of exercise to Sublandlord. In addition, at any time prior to the first anniversary of the date of this Sublease Sublandlord shall give written notice (“Option Space Notice”) to Subtenant if Sublandlord intends to sublease the Option Space. Subtenant shall then have five (5) business days to exercise its option for the Option Space pursuant to written notice to Sublandlord. If Subtenant fails to exercise the foregoing option within the five-day period, the lease option shall immediately expire; but if Sublandlord then fails to enter into a sublease of the Option Space to another within 90 days following the date the Option Space Notice was given, Sublandlord must give Subtenant another Option Space Notice and opportunity to take the Option Space as described in this Section.. In the event Subtenant exercises its option for the Option Space, it will lease the Option Space upon the same terms and conditions provided under this Sublease, subject to appropriate adjustments for the additional leased space, including without limitation in the square footage, Basic Rent and Subtenant’s Pro Rata Share.

        9. Indemnification and Insurance. In addition to any indemnification provisions contained in the Master Lease, Subtenant agrees to indemnify Sublandlord and Master Landlord and shall hold Sublandlord and Master Landlord harmless from and against any and all claims, actions, damages, liabilities and expenses (including costs and reasonable attorneys’ fees) (a) in connection with death or injury to person(s) or loss or damage to property occurring in, on or about, or arising out of the Premises, the use or occupancy thereof, or the conduct or operation of Subtenant’s business, except to the extent caused by the negligence of Master Landlord, Sublandlord, or their agents, invitees or employees; or (b) arising out of a default by Subtenant in the performance of any of its obligations under this Sublease.

        The comprehensive general liability insurance policy maintained by Subtenant under Section 11 (Insurance), subparagraph (a)(i), of the Master Lease shall also name Sublandlord as an insured, and Subtenant shall furnish Sublandlord with certificates evidencing the coverage required by Section 11 of the Master Lease, as modified by this Sublease. Subtenant shall also provide all risk casualty and property damage insurance on the equipment, furniture and all other personal property of Subtenant in the Premises in an amount not less than the full insurable replacement cost.

        10. Maintenance. Sublandlord represents and warrants that there are currently no existing alterations, repairs, replacements or improvements required to be made to the Premises or the Facility and that the Premises and the Facility are currently in compliance with applicable laws, ordinances, regulations, building and use restrictions, rules and regulations of insurance underwriters and other third party requirements (the “Compliance Requirements”).

        Subtenant agrees to keep the Premises neat and clean and shall be responsible for all repairs or replacements to the Premises or Facility occasioned by the negligence or willful acts of Subtenant, its agents, employees, invitees or licensees. Subtenant shall obtain Subtenant’s own janitorial service.

        Sublandlord shall perform and pay all the costs (subject to timely reimbursement by Subtenant for Subtenant’s Pro Rata Share) related to any maintenance, alterations, repairs, replacements or improvements (“General Maintenance Costs”) made to the Facility generally benefiting all those using the Facility during the Sublease Term or any renewal period; provided, however, that any actions Sublandlord is required to take to satisfy any Compliance Requirement arising after the date of this Sublease shall not be taken until the deadline for meeting such Compliance Requirement occurs. General Maintenance Costs generally benefiting all those using the Facility include, without limitation: the maintenance, repair and replacement of heating, ventilating and air conditioning systems, parking areas, driveways, sidewalks, lawns, the roof, and sewer and water systems.

        Subtenant shall pay all of the costs related to any maintenance, alterations, repairs, replacements or improvements solely relating to the Premises; provided, however, that any actions Subtenant is required to take to satisfy any Compliance Requirement arising after the date of this Sublease need not be taken until the deadline for meeting such Compliance Requirement occurs.

        Sublandlord shall be responsible for all of the costs related to any maintenance, alterations, repairs, replacements or improvements solely relating to an area in the Facility other than the Premises.

        At the termination of this Sublease, Subtenant shall deliver the Premises to Sublandlord in good condition, ordinary wear and tear and insured damage excepted. To the extent any maintenance or repairs are the responsibility of Master Landlord under the Master Lease, Sublandlord’s obligations herein shall be limited to requesting, using Sublandlord’s reasonable efforts to cause, and cooperating to permit Subtenant to take action to cause, Master Landlord to perform its obligations under the Master Lease. Subtenant shall provide Sublandlord with reasonable access to the Premises as may be necessary and appropriate to maintain the Facility.

        11. Acceptance of Premises. Sublandlord represents and warrants to Subtenant that, to Sublandlord’s knowledge, the Premises and Facility are in good operating condition and repair. As used in this Section, “Sublandlord’s knowledge” means the actual knowledge of the following employees of Sublandlord: Larry Firestone, Tom Edman, Bob Amador and Jim Scholhamer. Except as expressly provided in this Sublease, Subtenant accepts the Premises in their current “as is” condition. Subtenant may not make any material alterations or improvements without Sublandlord’s prior written consent, which will not be unreasonably withheld.

        12. Utilities; Phone. Sublandlord will install at its expense, a separate meter for Subtenant’s gas, electric and water utilities and Subtenant shall be responsible for the cost of such utilities. To the extent any other utilities are not separately metered, Subtenant shall reimburse Sublandlord for Subtenant’s Pro Rata Share of all costs of said utilities. Except as otherwise provided in the Services Agreement between Sublandlord and Subtenant dated the same date as this Sublease, Subtenant shall supply and pay for its own telephone and data systems.

         13. Taxes. Sublandlord and Subtenant shall each pay all taxes on their respective personal property located at the Facility, prior to delinquency.

        14. Assignment; Sublease. Notwithstanding anything in this Sublease or the Master Lease to the contrary, Subtenant shall have the right during the Term, as it may be renewed, subject only to the prior consent of the Master Landlord, if any, required under the Master Lease, to (a) assign and transfer this Sublease to another entity to which Subtenant has sold substantially all of its assets, or (b) to merge or consolidate with another entity with the result that the merged or consolidated entity shall have substantially all of the assets of Subtenant, provided that: (1) Subtenant shall not at the time of such assignment be in default under any of the terms, covenants and conditions of this Sublease, (2) such assignee or merged entity shall agree in writing to perform all of Subtenant’s unperformed terms, covenants and conditions of this Lease, and (3) Subtenant and the guarantor shall at all times remain primarily obligated for the performance of all of the terms, covenants and conditions of this Lease. Within twenty (20)

days after the effective date of any such assignment or transfer, Subtenant shall provide Sublandlord with a copy of the fully signed and dated assignment, merger or consolidation documents.

        15. Brokers. Sublandlord and Subtenant represent and warrant to one another that no real estate brokers are involved in the transaction giving rise to this Sublease. Each party indemnifies and agrees to hold harmless the other party, and at the other party’s option defend the other party, from and against any and all liabilities, including, without limitation, reasonable attorneys’ fees, arising from a claim by any broker claiming through the indemnifying party.

         16. Expenses of Enforcement. Notwithstanding any provision of this Sublease or the Master Lease to the contrary, the losing party shall pay all reasonable attorneys' fees and expenses incurred by the winning party in enforcing any provision of this Sublease.

        17. Subtenant’s Remedies. Subtenant may bring an action against Sublandlord for any claim Subtenant may have against Sublandlord under this Sublease, but Subtenant shall first give written notice of the claim to Sublandlord and shall afford Sublandlord a period of thirty (30) days following written notice of such claim (except that if such default cannot reasonably be cured within the thirty (30) day period, Subtenant shall grant Sublandlord additional period of time to cure such default, so long as Sublandlord has promptly commenced to cure such default and is diligently pursuing such cure). Alternatively, if Sublandlord fails to perform any of Sublandlord’s obligations under this Lease, Subtenant may with further notice to Sublandlord perform such obligations. In an emergency involving imminent danger of material harm to persons or property (e.g., a leaking roof materially and adversely affecting Subtenant’s operations), Subtenant may perform such obligation of Sublandlord after notifying Sublandlord, but without first affording Sublandlord any opportunity to cure. If Subtenant incurs any costs in connection with its performance, Sublandlord shall pay them to Subtenant upon demand, provided such costs are reasonable.

        18. Obligation to Mitigate Damages. Notwithstanding any provision of this Sublease or the Master Lease to the contrary, Sublandlord and Subtenant acknowledge that they each have a responsibility to act reasonably to mitigate their respective damages in the event of a default by the other party under this Sublease.

         19. Liability Limitation. Subtenant agrees that in no event shall the directors, officers, employees or stockholders of Sublandlord ever be personally liable for any liability under this Sublease. In no event shall Sublandlord be obligated to pay to Subtenant any consequential damages, including, but not limited to, lost profits to Subtenant.

        20. Signage. Sublandlord shall cooperate with Subtenant, at Subtenant’s sole cost and expense, to permit Subtenant to place one or more signs onor around the exterior of the Facility advertising Subtenant’s presence in the Facility, which sign(s) shall comply with all applicable zoning or other laws. If authorities will not permit Subtenant to add additional exterior signs to the exterior of the Facility then Sublandlord will equitably share with Subtenant existing sign space at the Facility. All signage shall be subject to all consents or approvals required under the Master Lease or under applicable zoning or other laws.

         21. Interpretation. The terms of this Sublease shall control to the extent of any inconsistencies between it and the Master Lease.

        22. Subordination. This Sublease shall in all respects be subject and subordinate to the Master Lease. Notwithstanding anything else to the contrary set forth in this Sublease, this Sublease only governs the relationship between Sublandlord and Subtenant, and shall not be deemed to modify or limit the rights and remedies of Master Landlord under the Master Lease.

[Signatures appear on the following page.]

         The parties have signed this Sublease as of the day and year set forth above.

SUBLANDLORD APPLIED FILMS CORPORATION

By:	/s/ Thomas T. Edman Thomas T. Edman President and CEO

SUBTENANT INFORMATION PRODUCTS LONGMONT, INC.

By:	/s/ Chad Quist Chad Quist Its: President

[SIGNATURE PAGE TO THE SUBLEASE]

GUARANTY

        As an inducement to the Sublandlord to enter into the foregoing Sublease with Subtenant, the undersigned, jointly and severally, unconditionally guarantee payment to Sublandlord when due, or upon demand thereafter, without deduction for any claim of offset or counterclaim of the Subtenant, the full amount of all rental and other obligations or indebtedness due the Sublandlord from the Subtenant under the terms of the Sublease throughout its initial Term and any renewal Term, together with all expenses of collection and reasonable counsel fees incurred by the Sublandlord by reason of default of the Subtenant. The undersigned also unconditionally guarantee the Subtenant’s performance of each and every covenant under the terms of the Sublease throughout its initial Term and any renewal Term.

        The undersigned, without affecting their liability hereunder in any respect, consent to and waive notice of all changes of terms of the Sublease, any extension or renewal of the Sublease, any assignment of the Sublease, the extension of time to pay, the release of the whole or any part of the Subtenant’s obligations by the Sublandlord, the settlement or compromise of differences, the acceptance or release of security, the acceptance of notes or any other form of obligation for the Subtenant’s indebtedness, and the demand, protest and notice of protest of such instruments or their endorsements. The undersigned also consent to and waives notice of any arrangements or settlements made in or out of court in the event of receivership, liquidation, readjustment, bankruptcy, reorganization, arrangement or assignment for the benefit of creditors of the Subtenant and anything whatsoever, whether or not herein specified, which may be done or waived by or between the Sublandlord and the Subtenant and any other person whose claims against the Subtenant have been or shall be assigned or transferred to the Sublandlord. The obligation of the undersigned is a primary and unconditional obligation and covers all indebtedness and liabilities of the Subtenant to the Sublandlord arising under the terms of the Sublease. This guaranty shall be enforceable before or after proceeding against the Subtenant or against any security held by the Sublandlord and shall be effective regardless of the solvency or insolvency of the Subtenant at any time, or the extension or modification of the Sublease or the indebtedness or obligations of the Subtenant to the Sublandlord by operation of law or otherwise.

        All liabilities of the Subtenant and of the undersigned shall mature immediately upon the insolvency of the Subtenant or the undersigned, the commission of an act of bankruptcy by the Subtenant or the undersigned, the appointment of a receiver for the Subtenant or the undersigned for any of the property of Subtenant or the undersigned, the filing of a voluntary or involuntary petition in bankruptcy, reorganization or arrangement by or against Subtenant or the undersigned, or the making of an assignment for the benefit of creditors or the calling of a meeting of creditors by the Subtenant or the undersigned.

        This guaranty shall for all purposes be deemed to be made in, and shall be governed by the laws of the state of Colorado. This guaranty shall be binding upon the undersigned and their respective successors and assigns and shall inure to the Sublandlord’s benefit and to the benefit of its successors and assigns.

        Dated this 24th day of September, 2002.

INFORMATION PRODUCTS, INC.

By:	/s/ Chad Quist Chad Quist Its: President

     [SIGNATURE PAGE TO THE GUARANTY]

EXHIBIT A TO THE SUBLEASE

Master Lease

EXHIBIT B TO THE SUBLEASE

Premises and Option Space